STOCK  PURCHASE  AGREEMENT

     dated  as  of  January  24,  1997

     by  and  among

     BLACKSTONE  CAPITAL  PARTNERS  II
     MERCHANT  BANKING  FUND  L.P.,

     BLACKSTONE  OFFSHORE
     CAPITAL  PARTNERS  II  MERCHANT
     BANKING  FUND  L.P.,

     BLACKSTONE  FAMILY
     INVESTMENT  PARTNERSHIP  L.P.,

     HAYNES  HOLDINGS,  INC.,

     and

     HAYNES  INTERNATIONAL,  INC.



TABLE  OF  CONTENTS


                                                                                Page
ARTICLE I.     DEFINITIONS                                                         2

ARTICLE II.    PURCHASE AND SALE                                                   6

               Section 2.01.  Purchase of New Shares                               6
               Section 2.02.  Per Share Purchase Price                             7
               Section 2.03.  Aggregate Purchase Price                             7
               Section 2.04.  Fair Consideration                                   7
               Section 2.05.  Use of Proceeds                                      7

ARTICLE III.   CLOSING                                                             7

               Section 3.01.  Closing, Time and Place                              7
               Section 3.02.  Deliveries to the Purchasers at the Closing          7
               Section 3.03.  Deliveries to Issuer at the Closing                  9

ARTICLE IV.    JOINT AND SEVERAL REPRESENTATIONS AND                               9
               WARRANTIES OF THE ISSUER AND INTERNATIONAL

               Section 4.01.  Organization; Good Standing; Qualification;          9
               and Power
               Section 4.02.  Authority                                            9
               Section 4.03.  No Conflict or Violation                            10
               Section 4.04.  Governmental Consents                               10
               Section 4.05.  Capital Structure of the Corporation and Related    10
               Matters
               Section 4.06.  No Default; Third Party Consents                    11
               Section 4.07.  Subsidiaries                                        11
               Section 4.08.  Financial Statements                                12
               Section 4.09.  Absence of Certain Changes                          12
               Section 4.10.  Employee Benefit Matters                            13
               Section 4.11.  Collective Bargaining Agreements, Employment        15
               Agreements and Benefit Plans
               Section 4.12.  Intellectual Property                               16
               Section 4.13.  Environmental Matters; Compliance with Laws         16
               Section 4.14.  Certain Matters                                     17
               Section 4.15.  Taxes                                               17
               Section 4.16.  Compliance with Laws                                18
               Section 4.17.  Broker's or Finder's Commissions                    18
               Section 4.18.  Representations and Warranties                      18

ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF THE                              19
               PURCHASERS
               Section 5.01.  Organization; Good Standing; Qualification;         19
               and Power
               Section 5.02.  Authority                                           19
               Section 5.03.  No Conflict or Violation                            19
               Section 5.04.  No Consent                                          19
               Section 5.05.  Investment Intent                                   19
               Section 5.06.  Bankruptcy                                          20
               Section 5.07.  ERISA                                               20
               Section 5.08.  Access to Information                               20
               Section 5.09.  Sophistication of the Purchasers                    20
               Section 5.10.  Accredited Investor                                 20
               Section 5.11.  Brokers or Finders Commissions                      21
               Section 5.12.  Representations and Warranties                      21

ARTICLE VI.    COVENANTS OF THE ISSUER AND INTERNATIONAL                          21

               Section 6.01.  Actions Before the Closing Date                     21
               Section 6.02.  Stand Still                                         22
               Section 6.03.  Notification of Certain Matters                     22
               Section 6.04.  Redemption Offer                                    22

ARTICLE VII.   COVENANTS OF THE PURCHASERS                                        23

               Section 7.01.  Actions Before the Closing Date                     23
               Section 7.02.  Confidentiality                                     23
               Section 7.03.  Notification of Certain Matters                     23
               Section 7.04.  Financial Accommodations                            23

ARTICLE VIII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE                         24
               ISSUER

               Section 8.01.  Representations and Warranties of the               24
               Purchasers
               Section 8.02.  Performance of the Obligations of the               24
               Purchasers
               Section 8.03.  No Violation of Orders                              24
               Section 8.04.  Required Approvals                                  24
               Section 8.05.  Amended Stockholders Agreement                      24
               Section 8.06.  Section 280G Approval                               24

ARTICLE IX.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE                         25
               PURCHASERS

               Section 9.01.  Representations and Warranties of the Issuer        25
               and International
               Section 9.02.  Performance of the Obligations of the Issuer        25
               Section 9.03.  Certificates of Fund II and MLGAL                   25
               Section 9.04.  Certificate of the Option Holders                   25
               Section 9.05.  No Violation of Orders                              25
               Section 9.06.  Required Approvals                                  26
               Section 9.07.  Amended Stockholders Agreement                      26
               Section 9.08.  Fifth Amendment to Subscription Agreement           26
               Section 9.09.  Other Transactions                                  26
               Section 9.10.  Waiver of Management Holders' Bid Right             26
               Section 9.11.  Waiver of Right of First Refusal                    26

ARTICLE X.     TERMINATION                                                        26

               Section 10.01.  Conditions of Termination                          26
               Section 10.02.  Effect of Termination                              27
               Section 10.03.  Exclusive Remedy                                   27

ARTICLE XI.    MISCELLANEOUS                                                      28

               Section 11.01.  Public Announcements                               28
               Section 11.02.  Expenses                                           28
               Section 11.03.  Notices                                            28
               Section 11.04.  Headings                                           29
               Section 11.05.  Construction                                       30
               Section 11.06.  Severability                                       30
               Section 11.07.  Entire Agreement                                   30
               Section 11.08.  Amendments; Waivers                                30
               Section 11.09.  Parties in Interest                                31
               Section 11.10.  Successors and Assigns                             31
               Section 11.11.  Governing Law                                      31
               Section 11.12.  Counterparts                                       31
               Section 11.13.  Survival                                           31
               Section 11.14.  Subsequent Documentation                           31
               Section 11.15.  Specific Performance                               31

     STOCK  PURCHASE  AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Purchase Agreement") is entered into as of the 24th day of January, 1997, by and among Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership ("BCPII"), Blackstone Offshore Capital Partners II Merchant Banking Fund, L.P., a Cayman Islands limited partnership ("BOCP"), Blackstone Family Investment Partnership, a Delaware limited partnership ("BFIP"; together with BCPII and BOCP, collectively the "Purchasers"), Haynes Holdings, Inc., a Delaware corporation (the "Issuer"), and Haynes International, Inc., a Delaware corporation ("International").

     RECITALS

     The Issuer is the sole stockholder of International. International is in the business of developing, manufacturing and marketing technologically advanced, high performance alloys for use primarily in the aerospace and chemical processing industries (the "Business").

     The Purchasers are willing to assist International in obtaining an increase in its existing line of credit and in securing additional financing for certain obligations of International and for the growth and expansion of the Business.

     The authorized capital stock of the Issuer consists of 20,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of which 6,556,963 shares are currently issued and outstanding, and 2,000,000 shares of blank check preferred stock (the "Preferred Stock"), none of which is currently issued and outstanding.

     The Purchasers desire to purchase from the Issuer 5,323,799 shares of the Common Stock (the "New Shares"), and the Issuer desires to issue and sell the New Shares to the Purchasers, on the terms and conditions set forth in this Purchase Agreement.

     Simultaneously with the closing of the transaction contemplated by this Purchase Agreement, the Issuer will (a) redeem 4,393,915 shares of the Common Stock from MLGA Fund II, L.P., a Connecticut limited partnership ("Fund II"), and MLGAL Partners, L.P., a Connecticut limited partnership ("MLGAL") pursuant to that certain Stock Redemption Agreement, dated as of January 24, 1997, by and among Fund II, MLGAL and the Issuer in the form of Exhibit I-Dattached hereto (the "Redemption Agreement"), and (b) redeem the Option Shares (as hereinafter defined) from the Option Holders (as hereinafter defined) pursuant to that certain Exercise and Repurchase Agreement in the form of Exhibit I-B attached hereto.

     Following the closing of the transaction contemplated by this Purchase Agreement, the Issuer will redeem an aggregate of 823,770 shares of the Common Stock from (a) certain stockholders of the Issuer that elect to tender their shares of the Common Stock pursuant to that certain Consent Solicitation and Offer to Redeem for Cash of the Issuer to be extended to its stockholders other than Fund II, MLGAL and the Option Holders on or about January 24, 1997, and (b) Fund II and MLGAL pursuant to the "Subsequent Closing" as provided under the Redemption Agreement.

     AGREEMENT

     In consideration of the foregoing and of the respective representations, warranties, covenants, and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

     ARTICLE  I.

     DEFINITIONS

     As used in this Purchase Agreement, the following terms have the meanings indicated below:

     "Adverse Claim" shall have the meaning contained in 8-302 of the New York Uniform Commercial Code.

     "Affiliate" with respect to any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by such Person. As used in this definition, "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such other Person (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise); provided, however, any Person that owns, directly or indirectly, any general partnership interest in another Person that is a general partnership or 5% or more of the securities having ordinary voting power for the election of directors, managers, or other governing body of any other
Person  shall  be  deemed  to  control  such  other  Person.

     "Aggregate  Purchase  Price"  has  the meaning specified in Section 2.03.

     "Amended Stockholders Agreement" means the Amended Stockholders Agreement, by and among the Issuer and the Investors listed on the signature pages thereof, in the form of Exhibit I-Aattached hereto.

     "Audited Financial Statements" has the meaning specified in Section 4.08.

     "BCPII"  has  the  meaning  specified  in  the  Recitals of this Purchase
Agreement.

     "BFIP"  has  the  meaning  specified  in  the  Recitals  of this Purchase
Agreement.

     "BOCP"  has  the  meaning  specified  in  the  Recitals  of this Purchase
Agreement.

     "Blue  Sky Law" means or refers to the law or laws of any state or states
affecting  the    issuance,  sale  or  transfer of any security of the Issuer.

     "Business" has the meaning specified in the Recitals of this Purchase Agreement.

     "Business Day" means any day other than Saturday, Sunday, and any day on which commercial banks in New York, New York or in Chicago, Illinois are authorized by law to be closed.

     "Change of Control Offer" means the offer of International to each holder of the 11 5/8% Senior Notes due 2004 of International to repurchase such notes in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, as required as a result of the transactions provided for in the Transaction Documents pursuant to Section 10.13 of the Senior Note Indenture.

     "Closing"  has  the  meaning  specified  in  Section  3.01.

     "Closing  Date"  has  the  meaning  specified  in  Section  3.01.

     "Code"  means  the  Internal  Revenue  Code  of  1986,  as  amended.

     "Commission"  means the United States Securities and Exchange Commission.

     "Common Stock" has the meaning specified in the Recitals of this Purchase Agreement.

     "Employee  Benefit  Plans"  has the meaning specified in Section 4.09(a).

     "Environmental  Laws"  has  the  meaning  specified  in  Section  4.13.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute and the rules and regulations of the Commission thereunder.

     "Exercise and Repurchase Agreement" means the Exercise and Repurchase Agreement in the form of Exhibit I-B attached hereto to be executed by the Option Holders and the Issuer prior to the Closing.

     "Fifth Amendment to Subscription Agreement" means the Fifth Amendment to the Stock Subscription Agreement in the form of Exhibit I-C attached hereto.

     "Files and Records" means all files and records of the Issuer and International, whether in hard copy or magnetic or other format, including customer and supplier records, equipment maintenance records, equipment warranty information, plant plans, specifications and drawings, sales and advertising material, computer software, and records relating to employees.
     "Foreign Subsidiaries" means each of Haynes International, S.A.R.L., a French corporation, Haynes International, Ltd., a United Kingdom corporation, and Nickel Contor, A.G., a Swiss corporation.

     "Fund II" has the meaning specified in the Recitals of this Purchase Agreement.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Infringement"  has  the  meaning  specified  in  Section  4.12.

     "Intellectual Property" shall mean all United States and foreign intellectual property of the Issuer, International and any of the Subsidiaries, including, without limitation, all patents, copyrights, trademarks, service marks, trade names, trade dress, inventions, technology, know-how, trade secrets and confidential information, all registrations, applications, goodwill and common-law rights related thereto, and all licenses and similar agreements related thereto.

     "International" has the meaning specified in the first paragraph of this Purchase Agreement.

     "Issuer" has the meaning specified in the first paragraph of this Purchase Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), option, charge, or sale agreement.

     "Management  Holders"  means each of Michael D. Austin, Joseph F. Barker,
F.  Galen  Hodge  and  Charles  J.  Sponaugle.

     "Material Adverse Effect," when used with respect to a Person, means a material adverse effect on the assets, operations, business or financial condition of that Person.

     "MLGAL"  has  the  meaning  specified  in  the  Recitals of this Purchase
Agreement.

     "New Shares" has the meaning specified in the Recitals of this Purchase Agreement.

     "Option" means an option to purchase Common Stock granted pursuant to the Option Plan.

     "Option  Holders" means collectively Michael D. Austin, Joseph F. Barker,
F.  Galen  Hodge  and  Charles  J.  Sponaugle.

     "Option Plan" means the Haynes Holdings, Inc. Employee Stock Option Plan as in effect on the date hereof.

     "Option Shares" means the aggregate of 106,114 shares of the Common Stock acquired by the Option Holders upon exercise of certain Options pursuant to the Exercise and Repurchase Agreement and repurchased by the Issuer pursuant to the Exercise and Repurchase Agreement.

     "Permitted Fees" means the following fees payable by International in connection with this Purchase Agreement: (i) the $2,380,000 fee payable to Blackstone Management Partners, (ii) $1,750,000 fee payable to MLGAL, and
(iii)  the  $1,250,000  fee  payable  to  PaineWebber,  Incorporated.

     "Per  Share  Price"  has  the  meaning  specified  in  Section  2.02.

     "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

     "Personnel"  means  the  officers, employees and/or agents of the Issuer.

     "Preferred Stock" has the meaning specified in the Recitals of this Purchase Agreement.

     "Purchase Agreement" has the meaning specified in the Recitals of this Purchase Agreement.

     "Purchasers" has the meaning specified in the first paragraph of this Purchase Agreement.

     "Redemption Agreement" has the meaning specified in the Recitals of this Purchase Agreement.

     "Redemption Offer" means the Issuer's Consent Solicitation and Offer to Redeem for Cash a certain percentage of the outstanding shares of Common Stock owned by the stockholders of the Issuer other than Fund II or MLGAL at $10.15 per share, which shall be made by a Consent Solicitation and Offer to Redeem for Cash in substantially the form of, and containing only those material terms and conditions set forth in, Exhibit I-E attached hereto.

     "Returns"  has  the  meaning  specified  in  Section  4.15.

     "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor Federal statute and the rules and regulations of the Commission thereunder.

     "Senior Note Indenture" means that certain Indenture, dated as of August 23, 1996, by and between International and National City Bank, N.A., as Trustee, with respect to the 11 5/8% Senior Notes due 2004 of International.

     "Stockholders Agreement" means the Stockholders Agreement, dated as of August 31, 1989, by and among the Issuer and the other Persons who are parties thereto.

     "Subscription Agreement" means that certain Stock Subscription Agreement, dated as of August 31, 1989, among the Issuer, International and the other Persons named on the signature pages thereof.

     "Subsidiaries" means collectively Haynes Sour Gas Tubulars, Inc., a Delaware corporation, and the Foreign Subsidiaries.

     "Tax Returns" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any governmental agency, department, commission, board, bureau, or instrumentality in connection with the determination, assessment, collection, or administration of any Taxes.

     "Taxes" means all federal, state, local, or foreign taxes (including excise taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes, and fees), levies, imposts, fees, impositions, assessments, or other governmental charges of any nature imposed upon a Person including all taxes or governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any government), and all related additions to tax, penalties or interest thereon.

     "Transaction Documents" mean collectively this Purchase Agreement, the Redemption Agreement, the Escrow Agreement, the Exercise and Repurchase Agreement, the Amended Stockholders Agreement and the Fifth Amendment to Subscription Agreement.

     "1996  10-K"  has  the  meaning  specified  in  Section  4.14.


     ARTICLE  II.

     PURCHASE  AND  SALE

     Section  1.021.    Purchase  of  New  Shares.    Subject to the terms and
conditions set forth in this Purchase Agreement, on the Closing Date, the Issuer shall issue and sell to the Purchasers the New Shares, and the Purchasers shall purchase from the Issuer the New Shares. The purchase obligation of the Purchasers shall be allocated among the Purchasers as follows: (i) BCPII shall purchase 3,812,721 of the New Shares; (ii) BOCP shall purchase 1,131,661 of the New Shares; and (iii) BFIP shall purchase 379,417 of the New Shares.

     Section 1.022. Per Share Purchase Price. The purchase price of each share of Common Stock sold to the Purchasers, as provided for in Section 2.01, shall be Ten Dollars and Fifteen Cents ($10.15) ("Per Share Price").
     Section 1.023. Aggregate Purchase Price. As full payment for the issuance, sale, and delivery of the New Shares, the Purchasers shall pay the aggregate amount of Fifty-Four Million Thirty-Six Thousand Five Hundred Fifty-Nine Dollars and Eighty-Five Cents ($54,036,559.85) to the Issuer (the "Aggregate Purchase Price"), to be paid in accordance with Section 3.02.


     Section 1.024. Fair Consideration. The parties acknowledge and agree that the consideration provided for in this Article II represents fair consideration and reasonable equivalent value for the issuance and sale of the New Shares and the transactions, covenants, and agreements set forth in this Purchase Agreement, which consideration was agreed upon as the result of arm's- length, good-faith negotiations among the parties and their respective representatives.

     Section 1.025. Use of Proceeds. The proceeds from the issuance and sale of the New Shares shall be used by the Issuer solely for the redemption and repurchase of the Common Stock pursuant to the Redemption Agreement and the Redemption Offer, the redemption of the Option Shares and to pay related costs and expenses.


     ARTICLE  III.

     CLOSING

     Section 1.031. Closing, Time and Place. The closing (the "Closing") of the transactions contemplated herein shall take place at the offices of Ice Miller Donadio & Ryan, Indianapolis, Indiana at 11:00 A. M. (Eastern Standard
Time) on January 29, 1997 (the "Closing Date") or at such other time as shall be mutually agreed by the Issuer and the Purchasers.

     Section  1.032.    Deliveries  to  the Purchasers at the Closing.  At the
Closing  and  simultaneously  with  the  deliveries to the Issuer specified in
Section 3.03, the Issuer shall deliver or cause to be delivered to the Purchasers the following:

          (a) Stock Certificates representing the New Shares issued in the names of the Purchasers bearing the legend referred to in Section 5.05 and in the Amended Stockholders Agreement;

          (b) Certificates of Good Standing pertaining to the Issuer and International issued by the Secretary of State of the State of Delaware and dated within ten (10) days of the Closing Date;

          (c) Certified copies of the Certificates of Incorporation, as amended, of the Issuer and International issued by the Secretary of State of the State of Delaware and dated within ten (10) days of the Closing Date;

          (d) Copies of the By-laws of the Issuer and International certified by the respective Secretaries of the Issuer and International and dated within ten (10) days of the Closing Date;

          (e) Certified copies of the resolutions of the Board of Directors of the Issuer approving this Purchase Agreement, the Redemption Agreement, the Escrow Agreement, the Exercise and Repurchase Agreement, the Redemption Offer and the transactions contemplated thereby.

          (f) One or more counterparts of the Amended Stockholders Agreement, duly executed by the Issuer, International, Fund II, MLGAL and the Management Holders;
          (g) One or more counterparts of the Fifth Amendment to Subscription Agreement, duly executed by all parties thereto.

          (h)    The  certificate of the Issuer and International specified in
Section  9.01;

          (i)    The  certificate  of  the  Issuer  specified in Section 9.02;

          (j) The copies of the certificates of Fund II, MLGAL and the Option Holders specified in Sections 9.03 and 9.04;

          (k) The resignations of each director of the Issuer and International (other than Michael D. Austin);

          (l) A certificate signed by the Secretary of the Issuer acknowledging delivery by the Purchasers of the items set forth in Section 3.03; and

          (m) Stockholders' consents signed by each of Fund II, MLGAL and the Management Holders resolving to elect as directors of the Issuer and International five nominees designated by the Purchasers and one nominee designated by Fund II and MLGAL.

     Section 3.03. Deliveries to Issuer at the Closing. At the Closing and simultaneously with the deliveries to the Purchasers specified in Section 3.02, the Purchasers shall deliver or cause to be delivered to the Issuer the following:

          (a) The Aggregate Purchase Price by wire transfer in immediately available federal funds to an account designated by the Issuer prior to the Closing Date;

          (b) One or more counterparts of the Amended Stockholders Agreement, duly executed by each of the Purchasers;

          (c)    The  certificate of the Purchasers specified in Section 8.01;

          (d)    The  certificate of the Purchasers specified in Section 8.02;
and

          (e) A certificate signed by a general partner of each of the Purchasers acknowledging delivery by the Issuer of the items set forth in
Section  3.02.


     ARTICLE  IV.

     JOINT  AND  SEVERAL  REPRESENTATIONS
     AND  WARRANTIES  OF  THE  ISSUER  AND  INTERNATIONAL

     The Issuer and International hereby jointly and severally represent and warrant to the Purchasers and each of them as follows:

     Section 4.01. Organization; Good Standing; Qualification; and Power. Each of the Issuer and International is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries is a corporation duly incorporated or organized, validly existing and, to the extent recognized in such jurisdiction, in good standing under the laws of the jurisdiction in which it is incorporated. Each of the Issuer, International and each of the Subsidiaries has all requisite corporate power and authority and all material governmental licenses, authorizations, consents and approvals to own, lease and operate its respective properties and to carry on its respective business or businesses as is now being conducted. Each of the Issuer, International and each of the Subsidiaries is duly qualified as a foreign corporation and is in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the properties owned, leased or operated by it or the nature of the businesses conducted by it, except for such jurisdictions in which, in the aggregate, failure to so qualify would not have a Material Adverse Effect on the Issuer, International and the Subsidiaries taken as a whole.

     Section 4.02. Authority. The execution and delivery of this Purchase Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Issuer and International, as applicable, have been authorized by all necessary corporate action on the part of the board of directors and stockholders of the Issuer and International, as applicable. The Redemption Offer has been authorized by all necessary corporate action on the part of the board of directors and stockholders of the Issuer. The Issuer and International have the full power and authority to execute and deliver this Purchase Agreement and each of the other Transaction Documents, as applicable, and to consummate the transactions contemplated hereby and thereby. This Purchase Agreement and each other
Transaction Document to which the Issuer and/or International is a party constitutes a valid and legally binding obligation of each of the Issuer and International, enforceable against each of the Issuer and International in accordance with its terms.

     Section 4.03. No Conflict or Violation. The execution, delivery, and performance of this Purchase Agreement and the other Transaction Documents by the Issuer and International and the consummation of the Redemption Offer do not and shall not: (a) violate the Certificate of Incorporation or bylaws of the Issuer or International or the governing instruments any of the Subsidiaries; or (b) violate any provision of law or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to the Issuer, International or any of the Subsidiaries.

     To the knowledge of the Issuer and International, there is no default by any party to any of the material contracts, agreements and binding commitments of the Corporation, International or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect on the Corporation, International and the Subsidiaries taken as whole.

     Section 4.04. Governmental Consents. No authorization, consent, approval, exemption, or other action by or notice to or filing with any court or administrative or governmental body (other than pursuant to the Hart-Scott-Rodino Act) is required to permit the Issuer or International to execute and deliver this Purchase Agreement or the other Transaction Documents, to consummate the transactions contemplated by this Purchase Agreement or the other Transaction Documents, to comply with and fulfill the terms and conditions of this Purchase Agreement or the other Transaction Documents, to issue and convey the New Shares to the Purchasers pursuant to this Purchase Agreement, or to consummate the Redemption Offer.
     Section 4.05. Capital Structure of the Corporation and Related Matters. The total authorized capital stock of the Issuer consists of 22,000,000 shares, consisting of 20,000,000 shares of the Common Stock and 2,000,000 shares of the Preferred Stock. Of the total number of authorized shares of capital stock of the Issuer, 6,574,263 are issued and 6,556,963 are outstanding. The issued and outstanding shares of capital stock of the Issuer consist entirely of shares of the Common Stock. Of the total number of authorized but not outstanding shares of capital stock of the Issuer, 905,880 shares of the Common Stock are reserved for issuance pursuant to the terms of the Option Plan. All outstanding shares of capital stock of the Issuer have been duly authorized and validly issued and are fully paid and non-assessable. No class of shares of capital stock of the Issuer is entitled to preemptive rights. The Issuer has outstanding Options granted under the Option Plan for the purchase of 687,114 shares of Common Stock, which Options are held by the individuals and in the respective amounts set forth on Schedule 4.05 attached hereto. Except for the Common Stock and the Options, the Issuer has no outstanding shares of capital stock or securities convertible into or exchangeable for any shares of its capital stock, nor, except for the Options, does the Issuer, International or any of the Subsidiaries have outstanding any options, warrants, agreements or commitments for the issuance or purchase, redemption or other acquisition of any shares of capital stock of the Issuer or any securities convertible into or exchangeable for any shares of capital stock of the Issuer, other than the Issuer's agreement and commitment to redeem its Common Stock pursuant to the Redemption Agreement and the Redemption Offer and to redeem the Option Shares. The New Shares, when issued pursuant to the terms and conditions of this Purchase Agreement, will be validly issued, fully paid and non-assessable, and will be free of any restrictions or limitations other than those (a) imposed by the Securities Act and any applicable Blue Sky Law, and (b) provided for in the Amended Stockholders Agreement.

     Section 4.06. No Default; Third Party Consents. Assuming that Congress Financial Corporation (Central) and CoreStates Bank N.A. have consented to the Issuer and International executing and performing this Purchase Agreement and the other Transaction Documents and the Issuer redeeming the Option Shares and making and consummating the Redemption Offer, the execution, delivery, and performance of this Purchase Agreement and the other Transaction Documents by the Issuer and International and the consummation of the Redemption Offer do not and shall not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, indenture or other material agreement or instrument to which the Issuer, International or any of the Subsidiaries is a party or by which  the  Issuer,  International  or  any of the Subsidiaries is bound or to
which  any  of  their  material  properties  or  assets  is  subject.    No
authorization, consent, approval, exemption or other action by or notice to filing with any third party (other than Congress Financial Corporation (Central) and CoreStates Bank N.A.) is required to permit the Issuer or International to execute and deliver this Purchase Agreement, to consummate the transactions contemplated by this Purchase Agreement or the other Transaction Documents, to comply with and fulfill the terms and conditions of this Purchase Agreement or the other Transaction Documents, to issue and convey the New Shares to the Purchasers pursuant to this Purchase Agreement, or to consummate the Redemption Offer.

     Section 4.07. Subsidiaries. Schedule 4.07 attached hereto lists the name of each of the Subsidiaries, its jurisdiction of incorporation or organization and the beneficial and record owner or owners of its capital stock. Separately set forth on Schedule 4.07 attached hereto are the names of all other corporations, joint ventures or other entities in which the Issuer, International or any of the Subsidiaries owns an equity interest (other than publicly traded securities where beneficial ownership is less than 5%). Except as set forth on Schedule 4.07 attached hereto, International or one of the Subsidiaries owns of record and beneficially all of the ownership interests of each of the Subsidiaries, except for qualifying shares owned by directors of Foreign Subsidiaries, free and clear of all Liens and Adverse Claims and free and clear of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) other than restrictions imposed under applicable Federal and state securities laws, applicable foreign laws and applicable charter provisions. All of the capital stock of each Subsidiary is duly authorized, validly issued, fully paid and non-assessable, except to the extent otherwise provided by foreign laws with respect to the Foreign Subsidiaries. There are no outstanding options, warrants or other rights of any kind to acquire any additional ownership interests of any of the Subsidiaries, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire any additional ownership interests of any of the Subsidiaries, nor is any of the Subsidiaries committed to issue any such option, warrant, right or security. Other than pursuant to accommodation agreements relating to qualifying shares of directors of Foreign Subsidiaries, there are no outstanding obligations of the Issuer, International or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any of the Subsidiaries, or securities convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Subsidiaries or options or other rights to acquire from the Issuer, International or any of the Subsidiaries, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in any of the Subsidiaries.
     Section  4.08.    Financial  Statements.  True and complete copies of the
consolidated balance sheets, income statements and cash flow statements of International and its subsidiaries, as audited by Coopers & Lybrand, L.L.P., as at September 30 in each of the years 1996 and 1995 (collectively, the "Audited Financial Statements"), are attached hereto as Schedule 4.08. The Audited Financial Statements (including any related schedules and/or notes) are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles that were, except as otherwise stated therein, consistently followed throughout the periods involved, and show all material liabilities, direct and contingent, of International and its subsidiaries required to be shown in accordance with such principles. The balance sheets included in the Audited Financial Statements fairly present the consolidated financial condition of International and its subsidiaries as at the dates thereof, and the income statements and cash flow statements therein fairly present the consolidated results of the operations and cash flow for the period then ended of International and its subsidiaries for the periods indicated.

     Section 4.09. Absence of Certain Changes. Since September 30, 1996, and except as set forth on Schedule 4.09 attached hereto, the Issuer, International and the Subsidiaries have conducted their businesses in the ordinary and usual course and there has not been (a) any event, occurrence, development or state of circumstances or facts related to the business, financial condition, capitalization or results of operations of the Issuer, International or the Subsidiaries having, or which could reasonably be expected to have, a Material Adverse Effect on the Issuer, International and the Subsidiaries taken as a whole, (b) any damage, destruction or other casualty loss (whether or not covered by insurance) having, or which would reasonably be expected to have, a Material Adverse Effect on the Issuer, International and the Subsidiaries taken as a whole, (c) except for compensation increases in the ordinary course of business of the Issuer, International or any of the Subsidiaries consistent with past practices, any increase in the compensation payable or to become payable by the Issuer, International or any of the Subsidiaries to any of its respective officers or employees or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by the Issuer, International or any of the Subsidiaries for or with any such officers or employees, (d) any labor dispute having a Material Adverse Effect on the Issuer, International or any of the Subsidiaries taken as a whole, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Issuer, International or any of the Subsidiaries, which employees were not subject to a collective bargaining agreement at September 30, 1996, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, (e) except as expressly contemplated by the Transaction Documents or the Redemption Offer or in the ordinary course of business, any material obligation or liability incurred by the Issuer, International or any of the Subsidiaries or any creation or assumption by the Issuer, International or any of the Subsidiaries of any material Lien on any material asset or any making of any loan, advance or capital contribution to or material investment in any Person other than loans, advances or capital contributions to or investments in any of the Subsidiaries, (f) except as expressly contemplated by the Transaction Documents, the Stock Subscription Agreement, the Stockholders Agreement, the Redemption Offer or the Option Plan, any declaration, setting aside or payment of any dividend, other distribution in respect of the capital stock of the Issuer, International or any of the Subsidiaries, any direct redemption, purchase or other acquisition of such stock or granting or entering into of any option or commitment relating to such stock, (g) except as expressly contemplated by the Transaction Documents or the Redemption Offer, any payment, discharge or satisfaction of any material obligation or liability of the Issuer, International or any of the Subsidiaries, other than as required by changes in generally accepted accounting principals, (h) any sale, transfer, or other disposition of any material tangible or intangible asset of the Issuer, International or any of the Subsidiaries, other than in the ordinary course of business, (i) any material change in the accounting methods or practices followed by the Issuer, International or any of the Subsidiaries, other than in the ordinary course of business, or (j) except as expressly contemplated by the Transaction Documents, the Stock Subscription Agreement, the Stockholders Agreement, the Redemption Offer and the Option Plan, any agreement entered into by the Issuer, International or any of the Subsidiaries to take any of the actions specified in the foregoing subsections (a) through (i).

     Section  4.10.    Employee  Benefit  Matters.

          (a) Schedule 4.10(a) attached hereto contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), including, without limitation, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction described in this Purchase Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Issuer, International or any of the Subsidiaries has any present or future material rights and under which the Issuer, International or any of the Subsidiaries has any present or future material liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Employee Benefit Plans". The Issuer has made available to the Purchasers copies of all Employee Benefit Plans and all other material documents requested by the Purchasers relating to compliance of such Employee Benefit Plans with applicable law (other than such documents that constitute or contain attorney-client privileged information).

          (b) Except as set forth in Schedule 4.10(b) attached hereto, all Employee Benefit Plans are in compliance with the terms of the applicable plan and the requirements prescribed by applicable law currently in effect with respect thereto, and the Issuer, International or any of the Subsidiaries has performed in all material respects all obligations required to be performed by it under, and is not in default under or in violation of, any of the terms of the Employee Benefit Plans. Each Employee Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter that such plan is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Neither the Issuer, International nor any of the Subsidiaries has engaged in a "prohibited transaction," as such term is defined under Code
Section  4975  or  ERISA  Section  406,  which  would  subject  the  Issuer,
International or the Purchasers to any taxes, penalties or other liabilities under the Code or ERISA. No Employee Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived). The Issuer, International or any "ERISA Affiliate" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Section 414) has not incurred, and no event, transaction or condition has occurred or exists which is reasonably expected to result in the occurrence of, any material liability to the Pension Benefit Guaranty Corporation or any Employee Benefit Plan (other than contributions to the plan and premiums to the Pension Benefit Guaranty Corporation, which in either event are not in default) or any material "withdrawal liability" within the meaning of Section 4201 of ERISA, or any other material liability pursuant to Title I or IV of ERISA or the provisions of the Code, in any such case relating to any Employee Benefit Plan or any pension plan maintained by an ERISA Affiliate. No event has occurred and no condition exists that would subject the Issuer or International, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations. For each Employee Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to matters covered by the most recent Form since the date thereof.

          (c) Neither the Issuer nor International (nor any ERISA Affiliate) maintains (nor within the past six years has maintained), contributes or otherwise has any material liability in respect of any multiemployer plan as defined in Section 3(37) of ERISA.

          (d) Except as set forth in Schedule 4.10(d) attached hereto, no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Issuer, International or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirements benefits under any "employee pension plan" as that term is defined in Section 3(2) of ERISA). Except as set forth in Schedule 4.09(d) attached hereto, the consummation of the transactions contemplated by this Purchase Agreement will not (i) entitle any current or former director, employee or officer of Issuer, International or any ERISA Affiliate to severance pay, unemployment compensation or other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, employee or officer. To the knowledge of the Issuer and International, no payments made to any Personnel pursuant to the transactions contemplated by this Purchase Agreement shall be nondeductible under Section 280G of the Code.

          (e) Except as set forth in Schedule 4.10(e) attached hereto, there are no pending, or, to the Issuer's or International's knowledge, threatened material claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits).

          (f) The consummation of the transaction contemplated by this Purchase Agreement shall not result in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject the Issuer, International or the Purchasers to any taxes, penalties or other liabilities under the Code or ERISA.

     Section 4.11. Collective Bargaining Agreements, Employment Agreements and Benefit Plans. Schedule 4.11 attached hereto lists all employee benefit plans, all union, collective bargaining or other employee association agreements, and all other agreements other than the Option Plan and the agreements related thereto, the Employee Benefit Plans set forth on Schedule
4.10 attached hereto and at-will relationships with employees, providing for any material salary, bonus, benefits, management fees or other compensation to be paid to any director, officer, employee or agent (other than sales agents) of the Issuer, International or any of the Subsidiaries. Except as set forth on Schedule 4.11 attached hereto, neither the Issuer, International nor any of the Subsidiaries (a) has breached or otherwise failed to comply with any material provision of any plan or agreement set forth in Schedule 4.11 attached hereto, (b) is subject to any unfair labor practice complaints pending before the National Labor Relations Board or is subject to any current union representation questions involving persons employed by the Issuer, International or any of the Subsidiaries, (c) is, or has been within the last three (3) years, subject to any material activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees, or (d) is, or has been within the last three (3) years, subject to any material strikes, organized slowdowns, work stoppages or lockouts. Except as set forth on Schedule 4.11 attached hereto, neither the Issuer, International nor any of the Subsidiaries is in violation in any material respect, and neither the Issuer, International nor any of the Subsidiaries has received within the last three (3) years written notice of any claim with respect to a material violation or alleged material violation, of any Federal or state civil rights law, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act of 1973, as amended, other than claims that have been settled or dismissed and for which neither the Issuer, International nor any of the Subsidiaries has any material continuing monetary obligation.

     Section 4.12. Intellectual Property. Schedule 4.12 attached hereto lists all material Intellectual Property owned, possessed or used by the Issuer, International or any of the Subsidiaries and the general nature of the Issuer's, International's, the Subsidiary's, and/or third party's rights therein. For any Intellectual Property for which disclosure on Section 4.12attached hereto would impair the rights therein of the Issuer, International or any of the Subsidiaries, a summary description of such
Intellectual Property appears on Schedule 4.12attached hereto. The Issuer, International and each of the Subsidiaries has taken reasonable steps to maintain, protect and safeguard its Intellectual Property, including all
Intellectual Property that would be impaired or jeopardized by improper disclosure. Except as set forth on Schedule 4.12 attached hereto, to the knowledge of the Issuer and International: (i) the Intellectual Property is free and clear of all material Liens, encumbrances or other defects, and all outstanding orders, judgments, decrees or other agreements that would materially affect its value or use, and is not subject to any royalty or other payment obligations to third parties; (ii) no other Intellectual Property is required to permit the Issuer, International or any of the Subsidiaries to conduct its business as presently conducted; (iii) the conduct of the Issuer's, International's, and each of the Subsidiary's businesses as presently conducted does not result in the material infringement or other material impairment of the intellectual property rights of any third party ("Infringement"); (iv) the Issuer, International, and any of the Subsidiaries has not received notice and is not otherwise aware of any action, suit or proceeding alleging such Infringement; and (v) the transactions contemplated by the Transaction Documents and the Redemption Offer will not materially impair the Issuer's, International's, and any of the Subsidiaries' rights in or to any Intellectual Property owned by a third party.

     Section 4.13. Environmental Matters; Compliance with Laws. Except as disclosed in Schedule 4.13 attached hereto:

          (a) The Issuer, International and each of the Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, statutes, rules and regulations relating to the protection of the environment or human health ("Environmental Laws") and holds, and is in material compliance with, all material permits or other authorizations required under applicable Environmental Laws in order to conduct the current business or businesses of the Issuer, International and each of the Subsidiaries; and

          (b) To the knowledge of the Issuer and International, there is no event or condition that would reasonably be expected to result in a material liability to Issuer, International or any of the Subsidiaries under Environmental Laws and that would be subject to disclosure pursuant to the requirements of the Securities Act or the Exchange Act or the regulations promulgated pursuant to those Acts, if those requirements were currently applicable to the Issuer, International or any of the Subsidiaries.

     Section 4.14. Certain Matters. International's Annual Report on Form 10-K for the fiscal year ending September 30, 1996 (the "1996 10-K") complied as to form when filed in all material respects with the requirements of the Exchange Act. The 1996 10-K as of the date of its filing, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Except as disclosed in Schedule 4.14 attached hereto and other than as a result of the transactions contemplated by or resulting from this Purchase Agreement, the Redemption Agreement or the Redemption Offer, since September 30, 1996, there has been no event or circumstance of which any individual person specified in Section 11.05(a) is aware that would require any revision to the disclosure included in the 1996 10-K in response to the following items of Regulation S-K: 101 (Description of Business), 102 (Description of Property), 103 (Legal Proceedings), 303 (Managements' Discussion and Analysis of Financial Condition and Results of Operations), 304 (Changes in and Disagreements with Accountants on Accounting and Financial
Disclosure), 401 (Directors, Executive Officers, Promoters and Control Persons), 402 (Executive Compensation), 403 (Security Ownership of Certain Beneficial Owners and Management) and 404 (Certain Relationships and Related Transactions). All financial statements contained in the 1996 10-K or other documents complied as to form and substance with all applicable rules and regulations of the Commission. The Issuer has no assets other than the shares of capital stock of International, and the Issuer has no material liabilities or obligations other than those arising under the Stockholders Agreement, the Stock Subscription Agreement, the Option Plan, the Transaction Documents, and as contemplated by the Redemption Offer. International has filed all reports and other documents required to be filed in accordance with the rules and regulations of the Commission on a timely basis.

     Section 4.15. Taxes. Since December 1, 1993, the Issuer, International and each Subsidiary has or will have filed prior to or on the Closing Date all material Tax returns, statements, reports and forms (including estimated Tax returns and reports) required to be filed by it or them or on its or their behalf on or before the Closing Date with any Taxing Authority (collectively, the "Returns"). The Returns have been or will be filed when due in accordance with all applicable laws and, as of the time of filing, were or will be correct and complete in all material respects regarding the income, costs, business, assets, operations, activities and status of the Issuer, International and the Subsidiaries and any other items of information required to be shown therein. Neither the Issuer, International nor any Subsidiary is or will be delinquent in the payment of any Tax due and payable as shown on any Return, or has requested or will request prior to or on the Closing Date any extension of time within which to file or send any Return which has not since been filed or sent. All tax years for the Issuer and International prior to the fiscal year ending September 30, 1989 have been closed by operation of law.

     Section  4.16.    Compliance  with Laws.  Except as set forth in Schedule
4.16 attached hereto, the Issuer, International and the Subsidiaries are not in material violation of, and they have conducted their respective businesses in all material respects in accordance with, all applicable laws, rules and regulations, foreign and domestic, and neither the Issuer, International nor any of the Subsidiaries is in default with respect to any order, judgment, award, injunction or decree of any court, governmental authority, regulatory authority or arbitrator.

     Section 4.17. Broker's or Finder's Commissions. Except for the Permitted Fees, no broker's or finder's fee or commission or investment banking fee has been or will be payable, or asserted to be payable by the Issuer, International or any of the Subsidiaries with respect to the issuance and sale of the New Shares to the Purchasers or the transactions contemplated by this Purchase Agreement or the Redemption Agreement as a result of any action by or on behalf of the Issuer or International.

     Section 4.18. Representations and Warranties. Subject to Section 9.01, the representations and warranties contained in the foregoing Section 4.01 through Section 4.17 of this Purchase Agreement, inclusive, are made as of the date of this Purchase Agreement and as of the Closing Date.

     Notwithstanding any other provision of this Purchase Agreement or otherwise, neither the Issuer nor International shall be deemed to have made any representation or warranty other than those expressly made in Sections
4.01 through 4.17 hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representation or warranty made by the Issuer and International in Sections 4.01 through 4.17 hereof, neither makes any representation and warranty to the Purchasers with respect to:

          (a) any projections, estimates, or budgets heretofore delivered to or made available to the Purchasers of future revenues, expenses or expenditures, results of operations, profitability, budgets, market conditions or new developments; or

          (b) any other information or documents made available to the Purchasers or their counsel, accountants or advisers with respect to the Issuer or International, except as expressly covered by a representation or warranty contained in Sections 4.01 through 4.17 hereof.

     ARTICLE  V.

     REPRESENTATIONS  AND  WARRANTIES  OF  THE  PURCHASERS

     The Purchasers hereby jointly and severally represent and warrant to the Issuer and International and each of them as follows:

     Section 5.01. Organization; Good Standing; Qualification; and Power. Each of BCPII, BOCP and BFIP is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware, the Cayman Islands and the State of Delaware, respectively. Each of BCPII, BOCP and BFIP has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals to own, lease and operate its respective properties and to carry on its respective business or businesses as now being conducted. Each of BCPII, BOCP and BFIP is duly qualified as a foreign limited partnership and is in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the properties owned, leased or operated by it or the nature of the businesses conducted by it, except in such jurisdictions in which, in the aggregate, the failure to so qualify would not have a Material Adverse Effect on it.

     Section 5.02. Authority. Each of the Purchasers has the full power and authority to execute and deliver this Purchase Agreement and to consummate the transactions contemplated hereby. This Purchase Agreement constitutes a valid and legally binding obligation of each of the Purchasers, enforceable against each Purchaser in accordance with its terms.

     Section 5.03. No Conflict or Violation. The execution, delivery, and performance of this Purchase Agreement by the Purchasers do not and shall not:
(a) violate the agreement of limited partnership of any Purchaser; (b) violate any provision of law or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to any Purchaser; and (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, indenture, or other material agreement or instrument to which any Purchaser is a party or by which any Purchaser is bound or to which any of its material properties or assets is subject.

     Section  5.04.    No  Consent.    No  authorization,  consent,  approval,
exemption, or other action by or notice to or filing with any court or administrative or governmental body (other than pursuant to the Hart-Scott-Rodino Act) or any third party is required to permit any of the Purchasers to execute and deliver this Purchase Agreement, to consummate the transactions contemplated by this Purchase Agreement, to comply with and fulfill the terms and conditions of this Purchase Agreement, or to purchase the New Shares.

     Section 5.05. Investment Intent. Each of the Purchasers is acquiring the New Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act (subject to the disposition of the New Shares remaining in the Purchasers control). Each of the Purchasers will not sell or otherwise dispose of any of the New Shares in a manner which would require registration under the Securities Act or any applicable Blue Sky Law unless such registrations are effected. Each of the Purchasers acknowledges and agrees that the certificates representing the New Shares shall bear a legend in substantially the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN
SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED AS OF JANUARY 29, 1997, COPIES OF WHICH WILL BE FURNISHED BY HAYNES HOLDINGS, INC. OR ANY SUCCESSOR THERETO UPON REQUEST AND WITHOUT CHARGE."

     Section 5.06. Bankruptcy. None of Purchasers is involved in any proceedings by or against it in any court under bankruptcy law or any other insolvency or debtor's relief law, whether Federal, state or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator, or other similar official.

     Section 5.07. ERISA. No part of the funds used by any of the Purchasers to pay the Aggregate Purchase Price constitutes or will constitute assets allocated to any separate account (as defined in Section 3(17) of ERISA, including any pooled separate accounts) maintained by the Purchasers or any Affiliate of any of the Purchasers, in which one or more of the employee benefit plans set forth in Schedule 5.07 attached hereto participates in the aggregate to the extent of more than ten percent (10%) of the value of such separate account.

     Section 5.08. Access to Information. Each of the Purchasers has received and reviewed a copy of the Final Prospectus of International, dated August 20, 1996, relating to the public offering of the 11 5/8% Senior Notes due 2004 of International, a copy of the press release issued by International on October 18, 1996, a copy of the 1996 10-K, a copy of the press release issued by International on January 7, 1996, a copy of the Form 8-K filed with the Commission on January 22, 1996, and a copy of the Senior Note Indenture. Each of the Purchasers has had an opportunity to ask questions of, and receive answers from, the management of the Issuer and International concerning the operations and financial condition of the Issuer, International and the Subsidiaries and the Business in order to make an informed decision to purchase the New Shares.

     Section 5.09. Sophistication of the Purchasers. Each of the Purchasers has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the New Shares.

     Section 5.10. Accredited Investor. Each of the Purchasers is an "accredited investor" as that term is defined by Rule 501 of Regulation D promulgated by the Commission.
     Section 5.11. Brokers or Finders Commissions. Except for the Permitted Fees, no broker's or finder's fee or commission or investment banking fee has been or will be payable, or asserted to be payable by any of the Purchasers, the Issuer, International or any of the Subsidiaries with respect to the purchase of the New Shares from the Issuer or the transactions contemplated by this Purchase Agreement as a result of any action by or on behalf of any of the Purchasers.

     Section 5.12. Representations and Warranties. Subject to Section 8.01, the representations and warranties contained in the foregoing Section 5.01 through 5.11 of this Purchase Agreement, inclusive, are made as of the date of this Purchase Agreement and as of the Closing Date.


     ARTICLE  VI.

     COVENANTS  OF  THE  ISSUER  AND  INTERNATIONAL

     Section 6.01. Actions Before the Closing Date. From the date hereof until the Closing Date, the Issuer shall, and shall cause International and the Subsidiaries to:

          (a) (i) continue to conduct the affairs of the Issuer, International and the Subsidiaries in the ordinary course consistent with past practices (ii) not make any payments (including without limitation any dividend payments) to or in respect of their respective stockholders, directors, or Personnel, (iii) not grant any increase, or announce any increase, in benefits payable by the Issuer, International or any of the Subsidiaries to any Personnel under any Employee Benefit Plan, or establish or increase, or promise to increase or accelerate, the payment or vesting of any benefits under any Employee Benefit Plan with respect to Personnel, in any case except (A) as required by law, or (B) that involve only increases consistent with past practices; (iv) not make any change to the certificate of incorporation (or other organizational document) or by-laws of the Issuer, International or any of the Subsidiaries, (v) not issue any shares of capital stock of the Issuer, International or any of the Subsidiaries or grant any options or rights with respect thereto; and (vi) not take any action which shall cause the Issuer or International to be in breach of any representation, warranty, covenant or agreement contained in any Transaction Document or cause the Issuer or International to be unable to perform in any material respect its obligations hereunder or thereunder;

          (b) afford to the Purchasers, and to the accountants, counsel, actuaries and representatives of the Purchasers, full and complete access, upon reasonable notice and during normal business hours prior to the Closing Date (or the earlier termination of this Purchase Agreement pursuant to Article X), to all books and records relating to the Issuer, International, the Subsidiaries and the Business and make, during that period and upon the preceding terms, their respective Personnel, counsel, actuaries and independent accountants available to discuss with the Purchasers and their counsel, actuaries and representatives those aspects of the Issuer, International, the Subsidiaries and the Business which the Purchasers and their counsel, actuaries and representatives may reasonably deem necessary or desirable; and
          (c) use commercially reasonable best efforts (subject to any conditions set forth in this Purchase Agreement) to perform and satisfy all obligations, covenants, agreements and conditions to Closing to be performed or satisfied under this Purchase Agreement by the Issuer, International or the Subsidiaries as the case may be, including action necessary to obtain all consents and approvals of third parties required to be obtained by the Issuer or International to effect the transactions contemplated by this Purchase Agreement.

     Section 6.02. Stand Still. Except as expressly provided for in the Transaction Documents or as expressly contemplated by the Redemption Offer, so long as this Purchase Agreement is in effect and until the Closing, the Issuer shall not, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations, or agreements relating to the sale or exchange of securities of the Issuer or International, or the merger or consolidation of the Issuer or International with, or any direct or indirect disposition of a significant amount of the Business to, any Person other than Purchasers, or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal, or transaction.

     Section 6.03. Notification of Certain Matters. The Issuer shall give prompt notice to the Purchasers of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Issuer or International contained in this Purchase Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure of the Issuer or International to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by the Issuer or International hereunder. The Issuer and International shall use their commercially reasonable  best  efforts  to  remedy  promptly  any  such  failure.

     Section 6.04. Redemption Offer. The Issuer shall, as soon as practicable after the Closing Date, commence the Redemption Offer. The Issuer shall use its commercially reasonable best efforts to consummate the Redemption Offer on substantially the same terms and conditions as are stated in the Consent Solicitation and Offer to Redeem for Cash set forth as Exhibit I-E hereto as soon as legally permissible. The Issuer agrees that it shall not deliver any other offer to redeem or purchase shares of capital stock (other than pursuant to the Exercise and Repurchase Agreement) or any other document in connection with the Redemption Offer without the prior approval of the Purchasers, which approval shall not be unreasonably withheld or delayed.

     ARTICLE  VII.

     COVENANTS  OF  THE  PURCHASERS

     Section 7.01. Actions Before the Closing Date. None of the Purchasers shall take any action which shall cause it to be in breach of any representation, warranty, covenant, or agreement contained in this Purchase Agreement or cause it to be unable to perform in any material respect its obligations hereunder, and each of the Purchasers shall use commercially reasonable best efforts (subject to any conditions set forth in this Purchase Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by such Purchaser under this Purchase Agreement, including action necessary to obtain all consents and approvals of third parties required to be obtained by such Purchaser to effect the transactions contemplated by this Purchase Agreement.

     Section 7.02. Confidentiality. If the Closing hereunder shall not occur, (a) none of the Purchasers shall directly or indirectly use, for its own benefit or otherwise, or disclose to any other Person any of the information acquired from the Issuer, International, the Subsidiaries or their representatives pursuant to this Purchase Agreement or in connection with the transactions contemplated hereby, except to the extent that such information
(i) is or becomes generally available to the trade or the public other than as a result of a disclosure by such Purchaser or its representatives, (ii) becomes available to the Purchaser from a source other than the Issuer, International, the Subsidiaries or their representatives, which source was not itself bound by a confidentiality agreement with the Issuer, International, the Subsidiaries or their representatives, or (iii) is required to be disclosed by law or order of a court or governmental body, and (b) upon the request of Issuer or International, each Purchaser shall return to the Issuer or International, as the case may be, all documents and copies thereof delivered to such Purchaser by the Issuer, International, the Subsidiaries or their representatives hereunder or in connection herewith. The obligations set forth above shall be in addition to and shall not supersede the obligations set forth in that certain Confidentiality Agreement, dated November 8, 1996, by and among the Issuer, International and the Blackstone Group.

     Section 7.03. Notification of Certain Matters. The Purchasers shall give prompt notice to the Issuer and International of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Purchasers contained in this Purchase Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure of any of the Purchasers to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by any of the Purchasers hereunder. Each of the Purchasers shall use commercially reasonable best efforts to remedy promptly any such failure.

     Section 7.04. Financial Accommodations. The Purchasers shall use commercially reasonable efforts to arrange for International to obtain (a) such financing as shall be required for International to (i) satisfy its obligations in respect of the Change of Control Offer and (ii) make such capital expenditures and investments and consummate such acquisitions as shall be approved by International's Board of Directors and stockholders and (b) an increase of $10,000,000 in its existing line of credit from Congress Financial Corporation (Central) and CoreStates Bank N.A.


     ARTICLE  VIII.

     CONDITIONS  PRECEDENT  TO  OBLIGATIONS  OF  THE  ISSUER

     The obligation of the Issuer to issue and sell the New Shares to the Purchasers on the Closing Date is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Issuer in its sole discretion:

     Section 8.01. Representations and Warranties of the Purchasers. All representations and warranties made by the Purchasers in this Purchase Agreement shall be true and correct on and as of the Closing Date as if made by the Purchasers on and as of that date, and the Issuer shall have received a certificate to that effect from the Purchasers dated the Closing Date.

     Section 8.02. Performance of the Obligations of the Purchasers. The Purchasers shall have performed in all material respects all obligations required under this Purchase Agreement to be performed by the Purchasers on or before the Closing Date, and the Issuer shall have received a certificate to that effect from the Purchasers dated the Closing Date.

     Section 8.03. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, that declares this Purchase Agreement or any of the other Transaction Documents or the Redemption Offer invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby or thereby shall be in effect, and no proceeding relating to any order shall have commenced.

     Section 8.04. Required Approvals. All consents and approvals of any governmental authority or any third party (including Congress Financial
Corporation (Central) and Corestates Bank N.A.) necessary to permit the consummation of the transactions contemplated by this Purchase Agreement or any of the other Transaction Documents, including the Redemption Offer, shall have been received. The applicable waiting period, including extensions thereof, under the Hart-Scott-Rodino Act shall have expired or been terminated early.

     Section 8.05. Amended Stockholders Agreement. Each of the Purchasers shall have duly executed the Amended Stockholders Agreement.

     Section 8.06. Section 280G Approval. Those stockholders of the Issuer who own more than 75% of the voting power of all outstanding stock of the Issuer immediately before the Closing Date shall have approved, pursuant to a vote satisfying the requirements of Section 280G(b)(5) of the Code, all payments and deemed payments that, absent such approval, would be "parachute payments" within the meaning of Code Section 280G(b)(2).


     ARTICLE  IX.

     CONDITIONS  PRECEDENT  TO  OBLIGATIONS  OF  THE  PURCHASERS

     The obligation of the Purchasers to purchase, acquire, and accept the New Shares from the Issuer on the Closing Date is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Purchasers in their sole discretion:

     Section  9.01.    Representations  and  Warranties  of  the  Issuer  and
International. All representations and warranties made by the Issuer and International in this Purchase Agreement and the other Transaction Documents shall be true and correct on and as of the Closing Date as if made by the Issuer and International on and as of such date, and the Purchasers shall have received a certificate to that effect from the Issuer and International dated the Closing Date; provided, however, such certificate shall be subject to
Section  10.03.

     Section 9.02. Performance of the Obligations of the Issuer. The Issuer shall have performed in all material respects all obligations required under this Purchase Agreement to be performed by the Issuer on or before the Closing Date, and the Purchasers shall have received a certificate to that effect from the Issuer dated the Closing Date.

     Section 9.03. Certificates of Fund II and MLGAL. The Purchasers shall have received copies of the certificates delivered by Fund II and MLGAL pursuant to Section 3.02(c) of the Redemption Agreement related to their representations and warranties in the Redemption Agreement.

     Section 9.04. Certificate of the Option Holders. The Purchasers shall have received copies of the certificates delivered by the Option Holders pursuant to Section 7 of the Exercise and Repurchase Agreement related to the Option Holders' representations and warranties in the Exercise and Repurchase Agreement.

     Section 9.05. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, which declares this Purchase Agreement or any of the other Transaction Documents or the Redemption Offer invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby or thereby shall be in effect, and no proceeding relating to any such order shall have commenced.

     Section 9.06. Required Approvals. All consents and approvals of any governmental authority or any third party (including Congress Financial
Corporation (Central) and Corestates Bank N.A.) necessary to permit the consummation of the transactions contemplated by this Purchase Agreement or any of the other Transaction Documents, including the Redemption Offer, shall have been received. The applicable waiting period, including extensions thereof, under the Hart-Scott-Rodino Act shall have expired or been terminated early.

     Section 9.07. Amended Stockholders Agreement. The Issuer, Fund II, MLGAL and the Management Holders shall have duly executed the Amended Stockholders Agreement.

     Section 9.08. Fifth Amendment to Subscription Agreement. The Issuer, International and the Management Holders shall have duly executed the Fifth Amendment to Subscription Agreement.

     Section 9.09. Other Transactions. The Stock Redemption Agreement, the Escrow Agreement and the Exercise and Repurchase Agreement shall have been executed and delivered by all parties thereto and all conditions precedent to the performance of the parties' obligations thereunder shall have been satisfied or waived.

     Section 9.10. Waiver of Management Holders' Bid Right. The Management Holders shall have waived their right to bid granted in Section 2.5 of the Stockholders Agreement.

     Section 9.11. Waiver of Right of First Refusal. The Holders (as defined in the Subscription Agreement) shall have waived their right of first refusal in Section 9.4 of the Subscription Agreement.

     ARTICLE  X.

     TERMINATION

     Section  10.01.    Conditions  of  Termination.

          (a) Notwithstanding anything to the contrary contained herein, this Purchase Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before completion of the Closing, by mutual consent of the Issuer and the Purchasers. This Purchase Agreement shall terminate without action by any party hereto if completion of the Closing does not occur on or before February 28, 1997, if any condition to the Closing shall not have been satisfied or waived by such date; provided, however, that this Purchase Agreement may not be terminated by a party if the failure of the Closing to occur by such date is due to the breach of any provision hereof by such party.

          (b) This Purchase Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing:

          (i) by the Issuer or International if there has been a material misrepresentation in Article V hereof by the Purchasers (or any of them) or a material default or breach by the Purchasers (or any of them) with respect to the Purchasers' due and timely performance of any of the Purchasers' covenants and agreements contained in this Purchase Agreement, and such misrepresentation, default, or breach shall not have been cured within ten
(10) days after receipt by the Purchasers of notice specifying particularly such misrepresentation, default, or breach; or

          (ii) by the Purchasers if there has been a material misrepresentation in Article IV hereof by the Issuer or International or a material default or breach by the Issuer or International with respect to the Issuer's or International's due and timely performance of any of the Issuer's or International's covenants and agreements contained in this Purchase Agreement, and such misrepresentation, default or breach shall not have been cured within ten (10) days after receipt by the Issuer of notice specifying particularly such misrepresentation, default or breach.

     Section 10.02. Effect of Termination. In the event of termination pursuant to Section 10.01, this Purchase Agreement shall terminate and have no further effect except for the provisions set forth in Sections 4.17, 5.11,
7.02 and 11.02 which shall remain in effect for a period of ten (10) years following the termination date (but no party shall have any obligation to pay the Permitted Fees if this Purchase Agreement is terminated), with no liability on the part of any party hereto, other than liability arising out of a material breach by that party of any representation, warranty, covenant, or agreement contained herein prior to the termination date.

     Section 10.03. Exclusive Remedy. In the event of any breach of the representations and warranties set forth in Article IV of this Purchase Agreement (other than those contained in Sections 4.01 through 4.05, inclusive, and Section 4.17) or any breach or misrepresentation in the certificate delivered by the Issuer and International pursuant to Section 9.01 with respect to the representations and warranties set forth in Article IV of this Purchase Agreement (other than those contained in Sections 4.01 through 4.05, inclusive, and Section 4.17), the Purchasers' sole and exclusive remedy shall be to terminate this Purchase Agreement prior to completion of the Closing pursuant to Section 10.01 (b)(ii) of this Purchase Agreement, and no legal action at law or in equity shall be initiated or maintained against the Issuer, International or any other Person which is directly or indirectly related to a breach of such representations and warranties (or a breach or misrepresentation in such certificate related to such representations and warranties), including a breach of the obligations of the Issuer and International under Section 6.01 or Section 6.03.

     ARTICLE  XI.

     MISCELLANEOUS

     Section 11.01. Public Announcements. No party shall make any press release or public announcement concerning the transactions contemplated by this Purchase Agreement prior to or after the Closing Date, except as required by law or as agreed upon by the Issuer and the Purchasers.

     Section 11.02. Expenses. The Issuer shall cause International to pay on the Closing Date all legal expenses of the parties incurred in connection with this Purchase Agreement, and the Issuer shall cause International to pay on the Closing Date all of the Permitted Fees.

     Section 11.03. Notices. All notices, requests, demands, and other communications under this Purchase Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and addressed as follows:

     If  to  Issuer  or  International,  to:

          Haynes  International,  Inc.
          1020  West  Park  Avenue
          Kokomo,  IN    46904
          Attn:    Michael  D.  Austin

          Tel.  No.  317-456-6000
          Fax    No.  317-456-6905

     With  a  copy  to:

          John  R.  Thornburgh,  Esq.
          Ice  Miller  Donadio  &  Ryan
          One  American  Square
          Box  82001
          Indianapolis,  IN    46282

          Tel.  No.  317-236-2405
          Fax    No.  317-236-2219

     which copy alone shall not constitute notice for the purposes of this Purchase Agreement.

     If  to  any  of  the  Purchasers,  to:

          The  Blackstone  Group
          345  Park  Avenue,  31st  Floor
          New  York,  New  York    10154
          Attn:    David  S.  Blitzer

          Tel.  No.  (212)  935-2626
          Fax.  No.  (212)  754-8710

     With  a  copy  to:

          Peter  J.  Gordon,  Esq.
          Simpson  Thatcher  &  Bartlett
          425  Lexington  Avenue
          New  York,  NY    10017-3954
          Tel.  No.  (212)  455-2000
          Fax.  No.  (212)  455-2502

     which copy alone shall not constitute notice for the purposes of this Purchase Agreement.
     Any party may change its address for the purpose of this Section 11.03 by giving the other parties written notice of its new address in the manner set forth above.

     Section 11.04. Headings. The article, section, and paragraph headings in this Purchase Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Purchase Agreement.

     Section  11.05.    Construction.

          (a) As used herein, "knowledge of the Issuer," "knowledge of International" and "knowledge of the Issuer and International" shall mean the actual, collective knowledge of Michael D. Austin, Joseph F. Barker, Theodore
T. Brown, August A. Cijan, F. Galen Hodge, Frank J. LaRosa, Michael F. Rothman and Charles J. Sponaugle.

          (b) The words "hereof", "herein", "hereto", "hereunder" and "hereinafter" and words of similar import, when used in this Purchase Agreement, shall refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.

          (c) The parties have participated jointly in the negotiation and drafting of this Purchase Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Purchase Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Purchase Agreement.

          (d) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (e)    The  word  "including" means "including, without limitation."

     Section 11.06. Severability. If any provision of this Purchase Agreement is declared by any court or other governmental body to be null, void, or unenforceable, this Purchase Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared and that all of the other provisions of this Purchase Agreement shall remain in full force and effect.

     Section 11.07. Entire Agreement. This Purchase Agreement, the Stock Redemption Agreement and the Escrow Agreement (and the exhibits and schedules hereto and thereto) contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements, understandings, representations or warranties, oral or written, with regard to those transactions. All Exhibits and Schedules hereto are expressly made a part of this Purchase Agreement as fully as though completely set forth herein.

     Section 11.08. Amendments; Waivers. This Purchase Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Purchase Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation, or warranty of this Purchase Agreement.

     Section 11.09. Parties in Interest. Nothing in this Purchase Agreement is intended to confer any rights or remedies under or by reason of this Purchase Agreement on any Person other than the Issuer, International and the Purchasers and their respective successors and permitted assigns.

     Section 11.10. Successors and Assigns. No party hereto shall assign or delegate this Purchase Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect. This Purchase Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     Section 11.11. Governing Law. This Purchase Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York applicable to contracts made and to be performed in such state.

     Section 11.12. Counterparts. This Purchase Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

     Section 11.13. Survival. The representations and warranties contained in Article IV of this Purchase Agreement (other than those in Sections 4.01 through 4.05, inclusive, and in Section 4.17) and contained in, or deemed contained in, the certificate delivered by the Issuer and International pursuant to Section 9.01 (other than the confirmation of the representations and warranties made in Sections 4.01 through 4.05, inclusive, and in Section 4.17) shall expire on the Closing Date immediately following the Closing. The representations and warranties in Section 4.01 through 4.05, inclusive, and
Section 4.17 of this Purchase Agreement and in Article V of this Purchase Agreement shall survive the Closing for a period of three (3) years.

     Section 11.14. Subsequent Documentation. At any time and from time to time after the Closing Date, the Issuer shall, upon the request of the Purchasers, and the Purchasers shall, upon the request of the Issuer, promptly execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate the issuance, sale, and delivery hereunder of the New Shares, the performance by the parties of any of their other respective obligations under this Purchase Agreement, and to carry out the purposes and intent of this Purchase Agreement.

     Section 11.15. Specific Performance. Each of the parties agrees that damages for a breach of or default under this Purchase Agreement would be inadequate and that in addition to all other remedies available at law or in equity the parties and their successors and assigns shall be entitled to specific performance or injunctive relief, or both, in the event of a breach or a threatened breach of this Purchase Agreement.


     (The  remainder  of  this  page  intentionally  left  blank.)

     IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized representatives, this Purchase Agreement as of the date first above written.

     "PURCHASERS"

     BLACKSTONE  CAPITAL  PARTNERS  II
     MERCHANT  BANKING  FUND  L.P.

     By:    BLACKSTONE  MANAGEMENT  ASSOCIATES  II L.L.C., Its General Partner



     By: /s/ David A. Stockman
     David  A.  Stockman,  Member



     BLACKSTONE  OFFSHORE
     CAPITAL  PARTNERS  II
     MERCHANT  BANKING  FUND  L.P.

     By:    BLACKSTONE  MANAGEMENT  ASSOCIATES  II L.L.C., Its General Partner



     By: /s/ David A. Stockman
     David  A.  Stockman,  Member


     BLACKSTONE  FAMILY
     INVESTMENT  PARTNERSHIP  L.P.

     By:    BLACKSTONE  MANAGEMENT  ASSOCIATES  II L.L.C., Its General Partner



     By: /s/ David A. Stockman
     David  A.  Stockman,  Member


     "ISSUER"

     HAYNES  HOLDINGS,  INC.


     By:  /s/ J F Barker

     Its: Vice President, Finance


     "INTERNATIONAL"

     HAYNES  INTERNATIONAL,  INC.



     By: /s/ Michael D. Austin

     Its: President

     Listed below is a summary of the Schedules and Exhibits to the Stock Purchase Agreement. Copies of the Schedules and Exhibits may be obtained upon request to the Registrant.
1.            Schedule  4.05-List  of  Option  Holders
2.            Schedule  4.07-Subsidiaries
3.            Schedule  4.08-Financial  Statements
4.            Schedule  4.09-Absence  of  Certain  Changes
5.            Schedule  4.10(a)-Employee  Benefit  Plans
6.            Schedule  4.10(b)-Employee  Benefit  Plan Funding and Compliance
7.            Schedule  4.10(d)-Retiree  Benefits
8.            Schedule  4.10(e)-Material  Claims
9. Schedule 4.11-Collective Bargaining Agreements,Employment Agreements and Benefit Plans
10.          Schedule  4.12-Intellectual  Property
11.          Schedule  4.13-Environmental  Matters;  Compliance  with  Laws
12.          Schedule  4.14-Certain  Matters
13.          Schedule  4.16-Compliance  with  Laws
14.          Schedule  5.07-  ERISA
15.          Exhibit  I-A-  Amended  Stockholders  Agreement
16.          Exhibit  I-B-Exercise  and  Repurchase  Agreement
17.          Exhibit  I-C-  Fifth  Amendment  to  Stock Subscription Agreement
18.          Exhibit  I-D-  Redemption  Agreement
19.          Exhibit  I-E-  Redemption  Offer